Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2016 FIRST QUARTER FINANCIAL RESULTS

Company Takes Non-Cash Charge Related to A-10 WRP Program

Reports Revenue of $12.7 Million, EPS of $(1.07); Revenue, as adjusted (excluding A-10 Program), of $19.5 Million, as adjusted EPS of $0.05

EDGEWOOD, N.Y. – May 10, 2016 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today reported first-quarter 2016 financial results.

First quarter  2016 results included a one-time, non-cash charge of approximately $13.5 million related to the Company’s estimate to perform its A-10 Wing Replacement Program (WRP) through the conclusion of its 173-wing order, and consists of: 1) a reduction of revenue of approximately $8.9 million; 2) an increase in cost of sales of approximately $4.6 million.

Revenue for the 2016 first quarter was $12.7 million compared with $19.9 million for the 2015 first quarter. Gross loss was $11.6 million for the first quarter of 2016, versus gross profit $3.6 million for the 2015 first quarter. Net loss for the 2016 first quarter was $9.2 million, or a loss of $1.07 per diluted share compared with net income of $928 thousand, or $0.11 per diluted share in the 2015 first quarter.

On an as adjusted basis, which excludes the impact of the A-10 program on the Company’s financial performance for both time periods, revenue for the 2016 first quarter was $19.5 million compared with $15.7 million for the 2015 first quarter. Gross profit was $3.7 million for the first quarter of 2016, versus $3.6 million for the 2015 first quarter. Net income for the 2016 first quarter was $0.41 million, or $0.05 per diluted share, compared with $0.94 million, or $0.11 per diluted share, in the 2015 first quarter.

Commenting on the non-cash charge, Douglas McCrosson, president and chief executive officer, stated, “The future of the A-10 remains very uncertain. Despite earlier declarations that the Air Force intended to defer retirement of the aircraft until 2022, it appears now that the Air Force intends to begin retirement much earlier than that. We anticipate that Congress will continue to prevent the Air Force from retiring the A-10 until another platform proves capable of meeting the Close Air Support mission and we still believe that the Air Force will need to acquire new wings beyond what is already on order with Boeing. However, we recognize that the quantity and timing of any future orders remain too uncertain for us to consider such anticipated orders in our current financial results. Therefore, in the first quarter of 2016 we are accounting for all of the remaining costs to complete all open orders under our contract with Boeing under the assumptions that we will neither receive firm orders for additional wing subassemblies in 2016 nor will we receive an adjustment to our contract for the claims we have submitted to our customer. It is important to note that our cash receipts from Boeing over the remainder of the contract are expected to exceed our cash expenses by approximately $1.5 million and that the A-10 WRP is expected to have net inflows of cash each quarter through completion in early 2017.”

CPI Aero Q1’16 Earnings Press Release May 10, 2016	Page 2

Mr. McCrosson added, "Due to the loss incurred in the quarter ended March 31, 2016, we were not in compliance with the debt service coverage ratio, leverage ratio and net income ratio covenants contained in our Credit Agreement with BankUnited and Citizen’s Bank.  On May 9, 2016, the Company entered in an amendment and waiver to the Credit Agreement which, among other things, provided for a waiver of the covenants and amended the Credit Agreement to account for the one-time A-10 related charge taken during the first quarter of 2016.”

Continued Mr. McCrosson, “During the first quarter, our total backlog increased to $407.4 million, an increase of more than $20 million, primarily as a result of a new contract from Northrop Grumman to produce outer wing panel kits for the E-2D Advanced Hawkeye it is manufacturing for Japan. Our funded backlog increased to $104.0 million, up from $101.1 at the end of 2015, largely a result of new delivery orders for our commercial product lines, particularly the Gulfstream G-650 leading edges and the Embraer Phenom 300 engine inlet assemblies.”

Financial Outlook

We recognize that the A-10 charge makes it difficult to assess the company’s ongoing operating performance. Therefore, we are presenting updated guidance for 2016 under GAAP as well as on an as adjusted basis that excludes the A-10 WRP program revenue and costs (see accompanying table.)

	Prior Guidance	Updated Guidance	Variance Explanation
GAAP Revenue	$97.5 - $103.5 million	$82.2 - $88.2 million	See Footnote (1)
Adjusted Revenue	None	$82.5 - $88.5 million	See Footnote (2)
GAAP Pre-Tax Income	$9.8 - $10.5 million	($4.8) – ($5.5) million	See Footnote (3)
Adjusted Pre-Tax Income	None	$9.8 - $10.5 million	See Footnote (4)

(1) A-10 WRP GAAP revenue is expected to be approximately $(0.3) for the full year 2016. In 1Q16, we booked an $(8.9 million) adjustment to revenue for A-10 WRP. We earned $2.1 million in A-10 revenue in the first quarter and estimate we will book an additional $6.5 million in A-10 revenue for the remainder of 2016. Approximately $2 million of revenue on the full 173 shipset order from Boeing will remain at the end of 2016 and is expected to carry over into 2017.

CPI Aero Q1’16 Earnings Press Release May 10, 2016	Page 3

(2) Excludes all 2016 projected A-10 WRP revenue from forecast.

(3) Adjusted for $(15.3 million) impact on gross profit now that we anticipate the A-10 WRP contract running through completion with no additional A-10 WRP revenue beyond the current contract value.

(4) Excludes all 2016 activity related to the A-10, including the $15.3 negative impact on gross profit.

Concluded Mr. McCrosson, “Since November 2014, CPI has announced new defense contracts with a total value of approximately $225 million. As of March 31, 2016 more than $200 million remains in our backlog. These new programs will begin to positively impact the top and bottom lines during the balance of 2016 through 2020 or beyond in some cases. We continue to see opportunities for new defense orders, particularly for pod structures within our aerosystems segment, and believe new program wins will add to the base of long term contracts already in our backlog and will provide additional growth potential.”

Conference Call

Management will host a conference call on Tuesday, May 10, 2016, at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the UH-60 BLACK HAWK® helicopter, the MH-53/CH-53 variant helicopters, the F-16 fighter aircraft, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

CPI Aero Q1’16 Earnings Press Release May 10, 2016	Page 4

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2015.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

– Tables to Follow –

CPI Aero Q1’16 Earnings Press Release May 10, 2016	Page 5

CPI AEROSTRUCTURES, INC.

STATEMENTS OF OPERATIONS

For the Three Months Ended March 31,	2016	2015

Revenue	$12,670,032	$19,876,566

Cost of sales	24,309,136	16,274,495

Gross profit (loss)	(11,639,104)	3,602,071

Selling, general and administrative expenses	2,720,383	2,019,365
Income (loss) from operations	(14,359,487)	1,582,706
Interest expense	275,733	214,586
Income (loss) before provision for (benefit from) income taxes	(14,635,220)	1,368,120

Provision for (benefit from) income taxes	(5,415,000)	440,000
Net income (loss)	(9,220,220)	928,120

Other comprehensive income, net of tax -
Change in unrealized gain-interest rate swap	3,453	1,007

Comprehensive income (loss)	$(9,216,767)	$929,127

Income (loss) per common share – basic	$(1.07)	$0.11

Income (loss) per common share – diluted	$(1.07)	$0.11

Shares used in computing earnings per common share:
Basic	8,596,538	8,516,973
Diluted	8,596,538	8,594,479

CPI Aero Q1’16 Earnings Press Release May 10, 2016	Page 6

CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	March 31,	December 31,
	2015	2015

ASSETS
Current Assets:
Cash	$824,347	$1,002,023
Accounts receivable, net	9,739,827	7,665,837
Costs and estimated earnings in excess of billings on uncompleted contracts	92,884,034	102,622,387
Prepaid expenses and other current assets	1,264,895	1,065,473
Total current assets	104,713,103	112,355,720

Property and equipment, net	2,486,981	2,358,736
Deferred income taxes	7,305,000	1,890,000
Other assets	223,472	108,080
Total Assets	$114,728,556	$116,712,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,925,457	$18,379,469
Accrued expenses	1,143,460	1,057,682
Billings in excess of costs and estimated earnings on uncompleted contracts	71,974	175,438
Current portion of long-term debt	641,919	1,011,491
Contract loss	5,159,214	549,723
Line of credit	20,738,685	23,700,000
Income taxes payable	23,970	189,000
Total current liabilities	42,704,679	45,062,803

Long-term debt, net of current portion	9,809,084	483,961
Other liabilities	626,392	633,663
Total Liabilities	53,140,155	46,180,427

Commitments

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,596,982 and 8,583,511 shares, respectively, issued and outstanding	8,596	8,584
Additional paid-in capital	52,410,431	52,137,384
Retained earnings	9,169,374	18,389,594
Accumulated other comprehensive loss	-	(3,453)

Total Shareholders’ Equity	61,588,401	70,532,109
Total Liabilities and Shareholders’ Equity	$114,728,556	$116,712,536

CPI Aero Q1’16 Earnings Press Release May 10, 2016	Page 7

CPI AEROSTRUCTURES, INC.
Adjusted Statement of Earnings
31-Mar-16

Adjusted Earnings (arrived at by eliminating the Company's A-10 Program with Boeing from reported results) is not derived in accordance with generally accepted accounting principles (“GAAP”). Adjusted earnings is a key metric CPI Aero has used in evaluating its financial performance. Adjusted earnings is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. CPI Aero considers Adjusted Earnings important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of the non-cash and non-recurring change in estimate recognized in the three months ended March 31, 2016, Adjusted Earnings enables the Company's Board of Directors and management to monitor and evaluate the business on a consistent basis. CPI Aero uses Adjusted Earnings as a measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating decisions and investments. The presentation of Adjusted Earnings should not be construed as an inference that CPI Aero's future results will be unaffected by unusual or non-recurring items or by non-cash items, such as changes in estimates. Adjusted Earnings should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

	For the Three Months Ended March 31, 2016

	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$12,670,032	$6,820,981	$19,491,013

Cost of sales	24,309,136	(8,470,714)	15,838,422

Gross profit	(11,639,104)	15,291,695	3,652,591

Selling, general and administrative expenses	2,720,383		2,720,383

Income from operations	(14,359,487)	15,291,695	932,208

Other income (expense), net
Interest expense	275,733		275,733

Income before provision for income taxes	(14,635,220)	15,291,695	656,475

Provision for income taxes	(5,415,000)	5,658,000	243,000

Net income (loss)	$(9,220,220)	$9,633,695	$413,475

Diluted Earnings per share	$(1.07)		$0.05

CPI Aero Q1’16 Earnings Press Release May 10, 2016	Page 8

	For the Three Months Ended March 31, 2015

	GAAP		Adjusted
	as Reported	Adjustments	Earnings

Revenues	$19,876,566	$(4,225,533)	$15,651,033

Cost of sales	16,274,495	(4,238,510)	12,035,985

Gross profit	3,602,071	12,977	3,615,048

Selling, general and administrative expenses	2,019,365		2,019,365

Income from operations	1,582,706	12,977	1,595,683

Other income (expense), net
Interest expense	214,586		214,586

Income before provision for income taxes	1,368,120	12,977	1,381,097

Provision for income taxes	440,000	2,000	442,000

Net income (loss)	$928,120	$10,977	$939,097

Diluted Earnings per share	$0.11		$0.11

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